Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 9, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Tapestry Pharmaceuticals, Inc. on Form 10-K for the year ended December 28, 2005. Our report includes an explanatory paragraph as to the uncertainty of the Company’s ability to continue as a going concern. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Tapestry Pharmaceuticals, Inc. on Form S-8 (No. 333-05561), Form S-8 (No. 333-75551), Form S-8 (No. 333-52008), Form S-8 (No. 333-73470), Form S-8 (No. 333-120081), Form S-3 (No. 333-82810), Form S-3 (No. 333-112774) and Form S-3 (No. 333-107817).

GRANT THORNTON LLP

Denver, Colorado

February 9, 2006